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SENSAR CORPORATION

[SENSAR CORPORATION LOGO]

NEWS ANNOUNCEMENT                                         FOR IMMEDIATE RELEASE

Contacts:   Steven Strasser
            Sensar Corporation
            Ph. 801/350-0587
            Fax 801/350-0825


                SENSAR SIGNS MERGER AGREEMENT WITH VITALSTREAM

      SALT LAKE CITY, Utah, February 14, 2002 - Sensar Corporation (OTC: SCII) announced today that it has signed a merger agreement with Irvine, Calif.-based VitalStream Inc., a provider of customized solutions for digital broadcasting.

      Following the merger, VitalStream will be a wholly-owned subsidiary of Sensar and will continue to provide products and services that enable the digital broadcast of audio and video content and other communications via the Internet. The merger is intended to provide capital for VitalStream to continue to develop solutions for the web casting and streaming media marketplace, which continues to grow at a rapid pace. According to Wainhouse Research, an industry analyst firm, the market for audio, video, and web conferencing services is expected to reach $9.8 billion by 2006, up from $2.8 billion in 2000.

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SENSAR SIGNS MERGER AGREEMENT WITH VITAL STREAMS...PAGE 2

      "We strongly believe in the products and services that VitalStream is developing and marketing," said Steven Strassar, Sensar CEO. "The opportunity for us to merge with VitalStream provides us with the unique opportunity to become an active player in the digital broadcasting marketplace - one of the fastest growing segments in the high-tech arena today."

INFORMATION FOR SENSAR SHAREHOLDERS RELATING TO THE PROPOSED MERGER

      Sensar has approximately 6.6 million shares of common stock and 1.2 million options and other rights to purchase common stock outstanding. Sensar's outstanding shares of common stock are traded on the over-the-counter market under the symbol "SCII."

      Under the Merger Agreement, it is proposed that a wholly-owned subsidiary of Sensar merge with and into VitalStream, with VitalStream surviving, and that the shareholders of VitalStream receive in the merger, approximately 15.3 million shares of Sensar common stock in exchange for their shares of VitalStream capital stock. These shares will be offered and sold in a private placements and are expected to be "restricted securities," as defined in Rule
144. VitalStream shareholders may also receive additional shares following closing if designated performance targets are met. If these performance targets are achieved in full, an additional 14.8 million shares would be issued in 2003. VitalStream employees are also expected to receive options to purchase up to an approximately 2.1 million additional shares of common stock of Sensar in exchange for currently outstanding VitalStream stock options. In addition, participating brokers and consultants are expected to receive an aggregate of 306,250 shares of Sensar common stock and an aggregate of 3,300,000 options or warrants to purchase Sensar common stock in connection with the merger.

      Closing of the proposed merger is conditioned upon certain matters being completed, including the affirmative vote of a majority of each class of stock of VitalStream. The transaction is anticipated to close in May 2002.

ABOUT VITALSTREAM, INC.

      VitalStream, Inc. is a provider of products and services that enable the digital broadcast of audio and video content and other communications via the Internet.

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SENSAR SIGNS MERGER AGREEMENT WITH VITAL STREAMS...PAGE 3

VitalStream provides audio and video streaming, web conferencing, advanced media hosting, payment processing, and consulting services. The company's mix of services and technology enable businesses to leverage the global reach of the Internet to distribute their media content to targeted audiences worldwide.

SAFE HARBOR STATEMENT

      Any statements contained in this press release that do not describe historical facts, including, without limitation, statements regarding the consummation the proposed merger transaction and its benefits, may constitute forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. Such risks, uncertainties and other factors include uncertainties regarding whether the conditions precedent to consummation of the merger will be satisfied and the merger will close, risks relating to the retention of employees, negative responses of regulators to the proposed merger and other risks. Sensar cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Sensar and VitalStream disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.


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